EXHIBIT 4.1

Addendum

This Addendum (this "Addendum") is entered into as of June 9, 2026, by and between 1606 Corp., a Nevada corporation (the "Borrower"), and Gregory Lambrecht (the "Holder"), and shall serve as an addendum to, and shall amend, the Amended and Restated Promissory Note dated December 31, 2025 (the "Note"), which Note traces its origin to the promissory note originally dated November 8, 2021. The outstanding principal balance of the Note as of March 31, 2026 is $2,037,184.36. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note. Except as expressly modified herein, all terms and conditions of the Note shall remain in full force and effect.

1. Maturity Extension. The Maturity Date of the Note is hereby extended to December 31, 2026. All other payment terms of the Note shall remain in full force and effect.

Amendment of Conversion Terms. Sections 3 and 4 of the Note are hereby amended and restated in their entirety as follows: Subject to the Beneficial Ownership Limitation (as defined below), all accrued and unpaid interest and principal of the Note shall be convertible, at the sole option of the Holder, into shares of the Borrower's Common Stock (the "Common Stock") at a discount of fifty percent (50%) of the closing bid price of the Common Stock on the date of conversion (the "Conversion Price"). The Borrower shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the applicable conversion, the Holder (together with the Holder's affiliates, and any other persons acting as a group together with the Holder or any of the Holder's affiliates (such persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other notes) beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The determination of whether this Note is convertible and of which principal amount of this Note is convertible shall be in the reasonable discretion of the Holder, in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Borrower's most recent periodic or annual report filed with the Securities and Exchange Commission, (B) a more recent public announcement by the Borrower, or (C) a more recent written notice by the Borrower or the Borrower's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Borrower shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note; provided, however, that in no event shall any conversion be effected to the extent it would result in the Holder (together with Attribution Parties) beneficially owning ten percent (10%) or more of the Borrower's issued and outstanding Common Stock. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after written notice thereof is delivered to the Borrower. The preceding limitations contained herein shall apply to any successor holder of this Note.

3. Rule 144. If allowed under the Securities Act of 1933, as amended, the Holder may tack back to previous amounts loaned to the Borrower for purposes of satisfying the holding period under Rule 144.

Dated: June 9, 2026

Borrower: 1606 Corp.

By: /s/ Austen Lambrecht

Print: Austen Lambrecht

Title: CEO

Holder: Greg Lambrecht

By: /s/ Gregory Lambrecht

Print: Gregory Lambrecht

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